Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings, Inc. Announces First Quarter Results

➢	Consolidated Same Store Sales Increased by 0.3%
➢	Sally Beauty Supply Delivers Positive Same Store Sales - Increased by 0.7%; Beauty Systems Group Same Store Sales Trend Improves - Decreased by 0.6%
➢	Global E-Commerce Sales Increased by 34.4% versus Prior Year
➢	GAAP Diluted EPS of $0.54; Decreased by 16.9% versus Prior Year (Due to One-Time U.S. Tax Reform Benefits)
➢	Adjusted Diluted EPS of $0.57; Growth of 11.8% versus Prior Year
➢	FY19 Guidance Maintained; Multi-Quarter Transformation Plan on Track
➢	Company Announces First Phase of Supply Chain Modernization Effort

DENTON, Texas, February 5, 2019 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its first quarter ended December 31, 2018.  The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results.

Fiscal 2019 First Quarter Overview

Consolidated same store sales increased 0.3% in the quarter. Consolidated net sales were $989.5 million in the first quarter, a decrease of 0.6% compared to the prior year. Foreign currency translation had an unfavorable impact of approximately 70 basis points on reported sales.

GAAP diluted earnings per share in the first quarter were $0.54 compared to $0.65 in the prior year, a decrease of 16.9%, driven primarily by the one-time net benefits from U.S. tax reform in the prior year of approximately $0.17 per share. Adjusted diluted earnings per share, excluding charges related to the Company’s transformation efforts in both years and the prior year’s one-time tax benefits, were $0.57 in the first quarter compared to $0.51 in the prior year, reflecting growth of 11.8%.

“We are making steady progress against our transformation plan and remain on track with our plans for the remainder of the fiscal year,” said Chris Brickman, president and chief executive officer.

“Our North American retail business, within Sally Beauty Supply, has been leading the charge with respect to our refocus on color and care, our pricing and promotional changes, our new loyalty program and other elements of our owned brand, new product and store execution change agenda. As a result, that business had improved holiday performance on both the top and bottom line. At the same time, our Beauty Systems Group team made solid progress improving our in-stock position on key brands while launching differentiated new products. These efforts, which are already underway, combined with ongoing changes to our marketing and promotional approach, will contribute to improved sales and margin performance over time,” Brickman concluded.

Sally Beauty Holdings Announces Supply Chain Modernization Effort

The Company has been assessing its supply chain in an effort to improve out-of-stocks, optimize inventory levels, reduce cost and explore new replenishment and fulfillment options. As the first step in its supply chain modernization plans, Sally Beauty Holdings will close distribution facilities in Denton, Texas, and Anchorage, Alaska, by the end of the second quarter and will close its distribution center in Lincoln, Nebraska, by the end of third quarter. The Company is also announcing the search for a 500,000 square foot location within Texas for construction of a new automated and concentrated distribution center which will service Sally Beauty Supply stores and e-commerce sales as well as Beauty Systems Group stores, full service sales and e-commerce sales. The Company will also be upgrading its e-commerce capabilities at its distribution facility in Columbus, Ohio.

Reflecting the breadth of the Company’s physical footprint, in coming quarters, the Company will be further upgrading and integrating its enterprise technology capabilities to allow in-store inventory to be accessed by digital clients as part of testing buy online/pick-up in store, buy online/deliver from store and ship from store initiatives.

Update on Transformation Plan

In terms of transformation activities so far this fiscal year:

•

The national launch of the Sally Beauty Rewards Loyalty Program is performing well, having reached over 14 million active members as of the end of the quarter with new enrollments occurring at approximately twice the rate as the previous Beauty Club Card program;

•

Owned and exclusive brand penetration was approximately 46% of total sales at Sally Beauty Supply and approximately 53% of total sales at Beauty Systems Group during the first quarter. The national launch of owned brand electricals in Beauty Systems Group performed well and will be expanded;

•

Product innovation continued, with the launch of Pravana hair color and hair care, the expansion of Guy Tang’s #mydentity brand into hair care and the launch of the re-formulated Wella Koleston Perfect hair color in Beauty Systems Group. Sally Beauty Supply also launched a new color line, Good Dye Young, nationwide on sallybeauty.com and in select stores;

•

After a successful test in August, Sally Beauty Supply implemented a more focused “Fewer, Bigger, Deeper” approach to our promotional strategy in December, which demonstrated successful results. This same approach is expected to be implemented in Beauty Systems Group in the latter half of the fiscal year;

•	Phase I of the Company’s system-wide JDA implementation was completed successfully;
•	In-store testing began for the Company’s new Oracle based point-of-sale system, which is expected to be installed in at least 1,400 stores by the end of fiscal year 2019;
•	Beauty Systems Group executed on two small territory acquisitions to further expand the territorial scope of its brand distribution rights and strengthen its position in the professional channel; and
•	The integration of our operations in Mexico and South America into one Latin American team was completed.

As we move through the remainder of the second quarter of fiscal year 2019 and into the third quarter, we expect to:

•	Fully deploy our updated e-commerce and mobile app commerce capabilities for Sally Beauty Supply, in partnership with IBM and Blue Wolf;
•	Complete the testing of the new Oracle based point-of-sale systems in both Sally Beauty Supply and Beauty Systems Group;
•	Pilot additional modules of the JDA merchandising and supply chain platform;
•

Complete the build-out of our ‘concept market’ in Las Vegas, with the Sally Beauty Supply and CosmoProf stores in that market remodeled to reflect our new customer experience and approach to retail fundamentals;

•	Execute on further territory acquisitions to expand the territorial scope of Beauty Systems Group’s brand distribution rights;
•	Continue to drive assortment differentiation with the launch of further exclusive brands, like Maria Nila, and develop additional influencer-partner brands such as moknowshair;
•	Expand our innovation efforts within our owned brand portfolio, in both businesses simultaneously; and
•	Transform merchandising execution through the launch of a new vendor negotiation process, holding vendors accountable and refining vendor promotional funding processes.

As we move further into the remainder of fiscal year 2019, we will continue our transformation efforts by:

•	Starting the rapid rollout of the new Oracle based point-of-sale systems in both Sally Beauty Supply and Beauty Systems Group;
•	Going live with additional modules of the JDA merchandising and supply chain platform in both Sally Beauty Supply and Beauty Systems Group;
•	Launching updated e-commerce and mobile commerce capabilities for Beauty Systems Group;
•	Building awareness of our new product launches across both business segments;
•	Expanding distribution rights for existing and new brands within the Beauty Systems Group; and
•	Seeking to achieve additional selling, general and administrative expense savings to fund our investments.

Fiscal 2019 First Quarter Financial Detail

Gross margin for the first quarter was 48.6%, a decrease of 30 basis points compared to the prior year, with increases in the North American business of Sally Beauty Supply offset by challenges in Europe and within Beauty Systems Group.  Selling, general and administrative expenses, as a percentage of sales, declined to 37.1%, with the decrease of 20 basis points coming from cost savings efforts across the enterprise.

GAAP operating earnings and operating margin in the first quarter were $109.7 million and 11.1%, respectively, compared to $110.1 million and 11.1%, respectively, in the prior year. Adjusted operating earnings and operating margin (excluding charges related to the Company’s transformation efforts in both years) were $113.7 million and 11.5%, respectively, compared to $115.3 million and 11.6%, respectively, in the prior year.

GAAP net earnings in the first quarter were $65.7 million, a decrease of $17.5 million, or 21.1%, from the prior year. Adjusted EBITDA in the first quarter was $143.6 million, a decrease of $2.0 million, or 1.4%, from the prior year, and Adjusted EBITDA margin was 14.5%, a decline of approximately 10 basis points from the prior year.

At the end of the quarter, inventory was $982.5 million, up 4.4% from the prior year. The increase was driven by the impact of new product launches within Sally Beauty Supply and the expansion of distribution rights for Beauty Systems Group, partially offset by a stronger U.S. dollar on reported inventory levels.

Capital expenditures in the quarter totaled $23.7 million, primarily for information technology projects related to the new Oracle based point-of-sale system and the JDA merchandising and supply chain platform as well as store remodels and maintenance.

The outstanding balance on our asset-based revolving line of credit remained at zero at the end of the first quarter.

Fiscal 2019 First Quarter Segment Results

Sally Beauty Supply

•

Net sales were $580.6 million in the quarter, a decrease of 0.8% compared to the prior year, with increasing sales in the North American retail business offset by significant declines in Europe on the uncertainty surrounding Brexit and civil protests in continental Europe. Foreign currency translation had an unfavorable impact on the segment’s revenue growth in the quarter by approximately 90 basis points. Same store sales increased by 0.7% for the quarter, with increases in the U.S. and Canada partially offset by meaningful declines in Europe.

•	At the end of the quarter, net store count was 3,739, a decrease of 48 from the prior year.
•	Gross margin was flat at 54.6% in the quarter, with improvements in the U.S. and Canada offset by weakness in Europe.
•	GAAP operating earnings were $90.0 million in the quarter, an increase of 3.9% versus the prior year. GAAP operating margin was 15.5% versus 14.8% in the year prior.

Beauty Systems Group

•

Net sales were $408.8 million in the quarter, a decrease of 0.1% compared to the prior year. Foreign currency translation decreased the segment’s revenue growth in the quarter by approximately 40 basis points. Same store sales declined 0.6%.

•	At the end of the quarter, net store count was 1,390, flat to the prior year.
•	Gross margin decreased 80 basis points to 40.0% in the quarter, driven primarily by a category mix shift, increased promotional activity and timing of vendor funding.
•	GAAP operating earnings were $62.3 million in the quarter, a decrease of 3.5% versus the prior year. GAAP operating margin in the quarter was 15.2%, a 60 basis point decrease from the prior year.
•	At the end of the quarter, total distributor sales consultants were 822 compared to 875 in the prior year.

Fiscal Year 2019 Guidance

The Company is maintaining its full-year guidance as previously reported on November 8, 2018, and repeated below.

•	The Company expects full year consolidated same store sales to be approximately flat.
•	Full year gross margin is expected to be approximately flat compared to the prior year.
•

Full year selling, general and administrative expenses (including depreciation and amortization expense) as a percentage of sales are expected to be down slightly due to lower restructuring charges as compared to the prior year.

•

Full year adjusted selling, general and administrative expenses (including depreciation and amortization expense) as a percentage of sales are expected to be up slightly versus the prior year, as a result of timing of investments being made in the business, partially offset as operating efficiencies start to reach full run rate status toward the second half of fiscal year 2019.

•

Full year GAAP operating earnings and operating margin are expected to increase by mid-single digits, primarily due to an improvement in sales and lower restructuring costs as compared to the prior year.

•

Full year adjusted operating earnings and operating margin are expected to decline slightly as compared to the prior year, driven primarily by an improvement in same store sales offset by the slightly higher adjusted selling, general and administrative expenses referred to above.

•	The Company expects the consolidated effective tax rate for the year to be approximately 27%.
•

Lower average share count and lower interest expense from reduced indebtedness should result in mid-single digit growth in both full year GAAP diluted earnings per share and full year adjusted diluted earnings per share.

•	Capital expenditures for the full year are expected to be approximately $120 million, which already includes those elements of the supply chain transformation plan which will occur in 2019.
•

Cash flow from operations for the full year is expected to be approximately $340 million, reflecting an effort to speed payments to vendors to achieve cost of good savings.  Operating free cash flow is expected to be approximately $220 million.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (800) 230-1085 (International:  (612) 288-0329).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A replay of the earnings conference call will be available starting at 9:30 a.m. Central Time, February 5, 2019, through February 12, 2019, by dialing (800) 475-6701 or if international, dial (320) 365-3844 and reference the conference ID number 461464. Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,129 stores, including 180 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2018, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Net Earnings Per Share; (4) Adjusted Selling, General and Administrative Expenses and (5) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation and costs related to the Company’s previously announced restructuring plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.  Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and the net benefits of the revaluation of deferred income taxes and a deemed repatriation on previously undistributed foreign earnings as a result of U.S. tax reform for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses less costs related to the Company’s previously announced restructuring plans for the relevant time periods.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less capital expenditures.  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account capital expenditures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	3
Store Count and Same Store Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2018	2017	Percentage Change
Net sales	$989,453	$994,964	-0.6%
Cost of products sold	508,748	508,335	0.1%
Gross profit	480,705	486,629	-1.2%
Selling, general and administrative expenses (1)	366,987	371,286	-1.2%
Restructuring charges	3,980	5,210	-23.6%
Operating earnings	109,738	110,133	-0.4%
Interest expense	24,489	24,016	2.0%
Earnings before provision for income taxes	85,249	86,117	-1.0%
Provision for income taxes	19,522	2,853	584.3%
Net earnings	$65,727	$83,264	-21.1%

Earnings per share:
Basic	$0.55	$0.65	-15.4%
Diluted	$0.54	$0.65	-16.9%

Weighted average shares:
Basic	119,989	127,784
Diluted	120,979	128,645
			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	48.6%	48.9%	(30)
Selling, general and administrative expenses	37.1%	37.3%	(20)
Consolidated operating margin	11.1%	11.1%	—
Effective tax rate	22.9%	3.3%	1,960

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2018	September 30, 2018
Cash and cash equivalents	$102,771	$77,295
Trade and other accounts receivable	91,776	90,490
Inventory	982,497	944,338
Other current assets	40,819	42,960
Total current assets	1,217,863	1,155,083
Property and equipment, net	303,157	308,357
Goodwill and other intangible assets	602,202	608,623
Other assets	21,392	25,351
Total assets	$2,144,614	$2,097,414

Current maturities of long-term debt	$5,500	$5,501
Accounts payable	307,487	303,241
Accrued liabilities	157,144	180,287
Income taxes payable	14,580	2,144
Total current liabilities	484,711	491,173
Long-term debt, including capital leases	1,768,306	1,768,808
Other liabilities	26,969	30,022
Deferred income tax liabilities	79,359	75,967
Total liabilities	2,359,345	2,365,970
Total stockholders' deficit	(214,731)	(268,556)
Total liabilities and stockholders' deficit	$2,144,614	$2,097,414

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2018	2017	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$580,608	$585,574	-0.8%
Beauty Systems Group ("BSG")	408,845	409,390	-0.1%
Total net sales	$989,453	$994,964	-0.6%

Operating earnings:
SBS	$89,991	$86,594	3.9%
BSG	62,330	64,565	-3.5%
Segment operating earnings	152,321	151,159	0.8%

Unallocated expenses (1)	(38,603)	(35,816)	7.8%
Restructuring charges	(3,980)	(5,210)	-23.6%
Interest expense	(24,489)	(24,016)	2.0%
Earnings before provision for income taxes	$85,249	$86,117	-1.0%

	2018	2017	Basis Point Change
Segment gross margin:
SBS	54.6%	54.6%	—
BSG	40.0%	40.8%	(80)

Segment operating margin:
SBS	15.5%	14.8%	70
BSG	15.2%	15.8%	(60)
Consolidated operating margin	11.1%	11.1%	—

(1)  Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2018
	As Reported (GAAP)	Restructuring Charges (1)		As Adjusted (Non-GAAP)
Operating earnings	$109,738	$3,980		$113,718
Operating margin	11.1%			11.5%
Earnings before provision for income taxes	85,249	3,980		89,229
Provision for income taxes (3)	19,522	728		20,250
Net earnings	$65,727	$3,252		$68,979

Earnings per share:
Basic	$0.55	$0.03		$0.57
Diluted	$0.54	$0.03		$0.57

	Three Months Ended December 31, 2017
	As Reported (GAAP)	Restructuring Charges (1)	U.S. Tax Reform (2)	As Adjusted (Non-GAAP)
Operating earnings	$110,133	$5,210	$—	$115,343
Operating margin	11.1%			11.6%
Earnings before provision for income taxes	86,117	5,210	—	91,327
Provision for income taxes (3)	2,853	781	22,202	25,836
Net earnings	$83,264	$4,429	$(22,202)	$65,491

Earnings per share:
Basic	$0.65	$0.03	$(0.17)	$0.51
Diluted	$0.65	$0.03	$(0.17)	$0.51

(1)  Restructuring charges represent costs and expenses incurred in connection with the 2018 Restructuring Plan, disclosed in November 2017 and expanded in April 2018.

(2)  U.S. tax reform represents the revaluation of deferred income taxes and a deemed repatriation tax on previously undistributed foreign earnings resulting from changes to U.S. federal tax law in December 2017.

(3)  The income tax provision associated with restructuring charges for the fiscal years 2019 and 2018 was calculated using a 18.3% and 15.0% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31,
Adjusted EBITDA:	2018	2017	Percentage Change
Net earnings	$65,727	$83,264	-21.1%
Add:
Depreciation and amortization	26,506	27,090	-2.2%
Interest expense	24,489	24,016	2.0%
Provision for income taxes	19,522	2,853	584.3%
EBITDA (non-GAAP)	136,244	137,223	-0.7%
Share-based compensation	3,354	3,111	7.8%
Restructuring charges	3,980	5,210	-23.6%
Adjusted EBITDA (non-GAAP)	$143,578	$145,544	-1.4%

			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	14.5%	14.6%	(10)

Operating Free Cash Flow:	2018	2017	Percentage Change
Net cash provided by operating activities	$50,256	$104,204	-51.8%
Less:
Payments for property and equipment, net	(23,710)	(22,499)	5.4%
Operating free cash flow (non-GAAP)	$26,546	$81,705	-67.5%

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2018	2017	Change
Number of stores:
SBS:
Company-operated stores	3,723	3,770	(47)
Franchise stores	16	17	(1)
Total SBS	3,739	3,787	(48)
BSG:
Company-operated stores	1,226	1,223	3
Franchise stores	164	167	(3)
Total BSG	1,390	1,390	—
Total consolidated	5,129	5,177	(48)

Number of BSG distributor sales consultants	822	875	(53)

BSG distributor sales consultants (DSC) include 266 and 261 sales consultants employed by our franchisees at December 31, 2018 and 2017, respectively.

	Three Months Ended December 31,
	2018	2017	Basis Point Change
Same store sales growth (decline):
SBS	0.7%	-2.6%	330
BSG	-0.6%	-1.3%	70
Consolidated	0.3%	-2.2%	250

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.